FOR IMMEDIATE RELEASE

Contacts:

Alfred E. Brennan, Chairman & Chief Executive Officer
Arthur L. Herbst, Jr., President & Chief Financial Officer

(312) 644-6400

Young Innovations Announces Expiration of “Go-Shop” Period

St. Louis, MO, January 14, 2013 – Young Innovations, Inc. (Nasdaq: YDNT) (“Young” or the “Company”) today announced the expiration of the “go-shop” period under the previously announced Agreement and Plan of Merger, dated as of December 3, 2012 (the “Merger Agreement”), which provides for the acquisition of the Company by an affiliate of Linden Capital Partners.

Under the Merger Agreement, the Company was permitted to solicit alternative acquisition proposals from third parties during the 40-day period ending at 11:59 p.m. (CST) on January 12th (the “go-shop period). The Company’s exclusive financial advisor, Robert W. Baird & Co. Incorporated (“Baird”), contacted 62 potential financial buyers and 28 potential strategic buyers during the go-shop period.  Ten of the potential financial buyers and three of the potential strategic buyers executed confidentiality agreements with the Company. Despite conducting an active and extensive solicitation process, the Company did not receive an alternative acquisition proposal from any potential buyer during the go-shop period.

Starting at 12:00 a.m. (CST) on January 13, 2013, the Company became subject to customary “no-shop” provisions that limit its ability to solicit alternative acquisition proposals from third parties or to provide confidential information to third parties, subject to a ‘‘fiduciary out’’ provision that allows the Company to provide information and participate in discussions with respect to certain unsolicited written takeover proposals and to terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal in compliance with the terms of the Merger Agreement.

The Company expects to close the merger as soon as practicable following receipt of shareholder approval of the proposed merger at the special meeting of shareholders to be held on January 30, 2013. Following completion of the transaction, the Company will become a privately held company and its stock will no longer trade on the Nasdaq Stock Market.

About Young Innovations, Inc.:

Young develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company's consumables product offering includes disposable and metal prophy angles, prophy cups and brushes, dental micro-applicators, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children's toothbrushes, and children's toothpastes. In addition, the Company offers a line of diagnostic products that includes panoramic X-ray machines and related supplies. The Company believes it is a leading U.S. manufacturer or distributor of prophy angles and cups, liquid surface disinfectants, dental micro-applicators and obturation units designed for warm, vertical condensation.

Forward-Looking Statements:

This press release contains disclosures that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Young Innovations, Inc. (“Young” or the “Company”) and the proposed merger.  Forward-looking statements include statements in which we use words such as “expect,” “believe,” “anticipate,” “intend,” or similar expressions.  These forward-looking statements are based upon information presently available to the Company’s management and are inherently subjective, uncertain and subject to change, due to any number of risks and uncertainties.  Factors that could cause events not to occur as expressed in the forward-looking statements in this press release include, but are not limited to, unanticipated delays; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted with respect to the proposed merger; and the inability to complete the merger due to the failure to obtain shareholder approval for the merger or the failure to satisfy other closing conditions, as well as other risk factors detailed in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, or the SEC, on March 15, 2012 under the captions “Forward Looking Statements” and “Risk Factors” and otherwise in the Company’s reports and filings with the Securities and Exchange Commission.  Many of these factors are beyond our ability to control or predict.  You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date that they are made.  Young assumes no obligation to update, revise or correct any forward-looking statements after the date of this press release or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise, except as otherwise may be required by law.

Additional Information about the Merger and Where to Find It:

This communication may be deemed to be solicitation material with respect to the proposed acquisition of Young by an affiliate of Linden Capital Partners.  In connection with the proposed merger, Young has filed a Definitive Proxy Statement on Schedule 14A on January 3, 2013 with the SEC, which it has mailed, together with a form of proxy, on or about January 4, 2013 to its shareholders of record as of the close of business on January 2, 2013. Young may also file or furnish with or to the SEC other relevant materials related to the proposed merger. INVESTORS AND SECURITY HOLDERS OF YOUNG ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY ALL RELEVANT MATERIALS FILED OR FURNISHED WITH OR TO THE SEC, INCLUDING THE PROXY STATEMENT, BECAUSE THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE MERGER. The proxy statement and any and all documents filed or furnished by Young with or to the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov.  In addition, investors and security holders of Young may obtain free copies of the documents filed or furnished by Young with or to the SEC by directing a written request to Young Innovations, Inc., Investor Relations, 500 N. Michigan Ave, Suite 2204, Chicago, Illinois, 60611, (312) 644-6400.

Participants in the Solicitation:

Young and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Young with respect to the special meeting of shareholders that will be held to consider the proposed merger.  Information about those executive officers and directors of Young and their ownership of Young’s common stock is set forth in Young’s Definitive Proxy Statement on Schedule 14A relating to its 2012 Annual Meeting of Shareholders, which was filed with the SEC on April 5, 2012, and is supplemented by other public filings made, and to be made, with the SEC by Young.  Information regarding the direct and indirect interests of Young, its executive officers and directors and other participants in the solicitation, which may, in some cases, be different from those of Young’s security holders generally, is set forth in the Definitive Proxy Statement on Schedule 14A relating to the merger that was filed with the SEC on January 3, 2013.